Code of Ethics

Any questions regarding FLP’s Code of Ethics should be directed to the Chief Compliance Officer.

May 6, 2024

MASSACHUSETTS | MAINE | NEW HAMPSHIRE | RHODE ISLAND | NEW YORK | FLPUTNAM.COM

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I.	STATEMENT OF GENERAL POLICY AND BUSINESS CONDUCT	3

II.	DEFINITIONS	4

III.	CONFIDENTIAL CLIENT INFORMATION POLICY	7

IV.	PRIVACY POLICY	8

V.	PROHIBITION AGAINST INSIDER TRADING	9

VI.	PERSONAL SECURITIES TRANSACTIONS POLICY	10

VII.	SERVICE AS AN OFFICER OR DIRECTOR	14

VIII.	GIFTS AND ENTERTAINMENT	14

IX.	ANTI-CORRUPTION PRACTICES	15

X.	WHISTLEBLOWER POLICY	16

XI.	RECORDS	18

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I.	STATEMENT OF GENERAL POLICY AND BUSINESS CONDUCT

This Code of Ethics (“Code”) has been adopted by F.L. Putnam Investment Management Company (“FLP”) and is designed to comply with Rule 204A-1 of the Advisers Act and to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. This Code establishes rules of conduct for all FLP employees. The provisions of the Code are not all-inclusive, but rather are intended as a guide for employee conduct.

The Code is based upon the principle that FLP and its employees owe two basic fiduciary duties to our clients: the duty of care and the duty of loyalty. We owe our clients a duty of care that includes the duty to provide advice that is in the best interests of our clients, the duty to seek best execution when transacting on behalf of our clients and the duty to provide advice and monitoring of our clients’ accounts. The duty of care includes the duty to have a reasonable and independent basis for the investment advice that we provide to clients and to ensure that advice is suitable to meeting each client’s individual objectives, needs, and circumstances. The duty of loyalty requires that FLP and its employees always put our client’s interests ahead of our own. It requires that we make full and fair disclosure of all material facts that could impact our relationship with our clients and that, to the extent we can, we avoid any actual or potential conflicts of interest.

In meeting our fiduciary duties to our clients, FLP expects every employee to demonstrate the highest standards of ethical conduct. Strict compliance with the provisions of the Code shall be considered a basic condition of employment. Employees are urged to seek the advice of the CCO for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action up to, and including, termination of their employment. The CCO may grant exceptions to certain provisions contained in the Code in those situations when it is clear that the interests of our clients are not adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of MNPI by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all FLP’s Access Persons. These procedures cover transactions in Reportable Securities held in Covered Accounts.

Section 206 of the Advisers Act makes it unlawful for FLP or its agents or employees to employ any device, scheme, or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive, or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act, and rules thereunder.

All Employees are provided with a copy of the Code and must initially, and on an ongoing basis, acknowledge in writing to the CCO that they have received a copy of the Code, read and understand

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all provisions of the Code, and agree to abide by the Code. Every employee must comply with the federal securities laws, this Code of Ethics, and FLP’s Compliance Manual. The CCO shall periodically report to senior management of FLP to document compliance with this Code.

II.	DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

a)	1933 Act

a.	the Securities Act of 1933, as amended.

b)	1934 Act

a.	the Securities Exchange Act of 1934, as amended.

c)	Access Person

a.	any Supervised Person who: has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund FLP or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are non-public. For purposes of complying with FLP’s Code, all of FLP’s Supervised Persons are regarded as Access Persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations as set forth in this Code, unless an individual has been explicitly exempted by the CCO. Notwithstanding the foregoing, Interns and any members of FLP’s Board of Directors who are not also employees of FLP are exempt from the definition of Access Person.

d)	Advisers Act

a.	the Investment Advisers Act of 1940, as amended.

e)	Automatic Investment Plan

a.	a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation (e.g. dividend reinvestment plan).

f)	Beneficial Interest

a.	shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person has a Beneficial Interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

g)	Beneficial Ownership

a.	shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the 1934 Act in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

h)	Chief Compliance Officer (CCO)

a.	the Chief Compliance Officer of FLP. Any references to CCO throughout the manual shall be read to include the CCO or their designee. Unless otherwise stated, where the CCO is identified as having a specific responsibility within the document, it is understood that the CCO may utilize internal or third-party resources to cause

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any action to occur in fulfilling that responsibility.

i)	Confidential Client Information

a.	has the meaning given in Confidential Client Information Policy.

j)	Control

a.	the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

k)	Covered Account

a.	accounts of any Access Person and includes accounts of such Access Person’s immediate family (e.g., a spouse or domestic partner, the spouse’s or domestic partner’s children residing in the same household, or to whom the Access Person, spouse or domestic partner contributes substantial support), and any account in which the Access Person has a direct or indirect Beneficial Interest, such as trusts and custodial accounts or other accounts in which the Access Person has a Beneficial Interest, exercises investment discretion, Controls, or could reasonably be expected to be able to exercise influence or Control.

l)	Front Running

a.	when an individual purchases at a lower price or sells at a higher price before: (i) execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) issuance or change in an investment adviser’s securities recommendation to purchase or sell a security while in possession of MNPI.

m)	Initial public offering (IPO)

a.	offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

n)	Insider

a.	defined as it applies to FLP’s Insider Trading policy and procedures. It includes FLP’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for FLP’s purposes. A temporary insider can include, among others, FLP’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, FLP may become a temporary insider of a client it advises or for which it performs other services. If a client expects FLP to keep the disclosed non-public information confidential and the relationship implies such a duty, then FLP will be considered an insider.

o)	Insider Trading

a.	generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

p)	Interns

a.	Individuals hired by FLP on a temporary basis.

q)	Limited Offering

a.	an offering of securities that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506

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under the 1933 Act.

r)	Material Non-Public Information (“MNPI”)

a.	non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available about the security.

s)	Non-public Information

a.	under Regulation S-P Non-public Information means i) personally identifiable financial information and ii) any list, description, or other grouping that is derived using any personally identifiable financial information that is not publicly available information; Non-public Information does not include i) publicly available information (except to the extent derived as described above), or when the publicly available information is disclosed in a manner that indicates the individual is or has been an FLP client; or ii) any list, description, or other grouping of clients (and publicly available information pertaining to them) that is derived without using any personally identifiable financial information that is not publicly available information.

t)	Reportable Fund

a.	any registered investment company, i.e., mutual fund, for which FLP, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

u)	Reportable Security

a.	means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

i.	Transactions and holdings in direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Transactions and holdings in shares of other types of open-end registered mutual funds, unless FLP or a control affiliate acts as the investment adviser or principal underwriter for the fund;

v.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless FLP or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

vi.	529 Plans, unless FLP or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

v)	Restricted List

a.	typically represents a list of issuers that FLP has prohibited its Access Persons from transacting in.

w)	Supervised Person

a.	any directors, officers and partners of FLP (or other persons occupying a similar status or performing similar functions); employees of FLP; and any other person who provides advice on behalf of FLP and is subject to FLP’s supervision and control.

x)	Tipping

a.	communication of MNPI to others.

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III.	CONFIDENTIAL CLIENT INFORMATION POLICY

FLP gains access to confidential client information through its role as investment adviser. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets or composition of investments in a client portfolio, information relating to services performed for, or transactions entered into on behalf of, clients, advice provided by FLP to clients, and data or analyses derived from such confidential information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to FLP’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

a)	Non-Disclosure of Confidential Client Information

a.	All information regarding FLP’s clients is confidential. Information may only be disclosed when the disclosure is consistent with FLP’s policy and the client’s direction. FLP does not share Confidential Client Information with any third parties, except in the following circumstances:

i.	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client’s account. FLP shall require that any financial intermediary, agent or other service provider utilized by FLP (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by FLP only for the performance of the specific service requested by FLP;

ii.	as required by regulatory authorities or law enforcement officials who have jurisdiction over FLP, or as otherwise required by any applicable law. In the event FLP is compelled to disclose Confidential Client Information, FLP shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, FLP shall disclose only such information, and only in such detail, as is legally required; and to the extent reasonably necessary to prevent fraud, unauthorized transactions, or liability.

b)	Employee Responsibilities

a.	All Supervised Persons are prohibited, either during or after the termination of their employment with FLP, from disclosing Confidential Client Information to any person or entity outside FLP, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver FLP’s services to the client.

b.	Supervised Persons are prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with FLP, must return any documents containing Confidential Client Information to FLP.

c.	Supervised Persons are prohibited from accessing client files or data (in whatever

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form or substance) unless there is a specific business need to access such client files or data.

d.	Any Supervised Person who violates the Confidential Client Information Policy described herein shall be subject to disciplinary action, including possible termination, whether or not they benefited from the disclosed information.

c)	Security of Confidential Personal Information

a.	FLP enforces the following policies and procedures to protect the security of Confidential Client Information:

i.	FLP restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide FLP’s services to clients;

ii.	any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file, or receptacle on a daily basis as of the close of each business day;

iii.	all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons and should only be saved on FLP’s servers; and

iv.	any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

IV.	PRIVACY POLICY

FLP and all Supervised Persons must comply with SEC Regulation SP, which requires investment advisers to adopt policies and procedures to protect the Non-public Personal Information of natural person clients. FLP has adopted policies and procedures to safeguard the Non-public Personal Information of natural person clients. Furthermore, and pursuant to the SEC’s adoption of Regulation S-ID: Identity Theft Red Flag Rules, FLP has developed and implemented a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts. FLP has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

The CCO is responsible for reviewing, maintaining, and enforcing FLP’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO. FLP’s Privacy Policy is attached hereto.

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V.	PROHIBITION AGAINST INSIDER TRADING

No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by FLP), on the basis of MNPI, nor may any personnel of FLP communicate MNPI to others in violation of the law.

a)	Material Information

a.	Material Information is information that there is a substantial likelihood a reasonable investor would consider important in making an investment decision. Generally, this includes any information the disclosure of which will have a substantial effect on the price of an issuer’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

b.	Material information often relates to an issuer’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

c.	Material information also may relate to the market for an issuer’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre- publication information about The Wall Street Journal’s “Heard on the Street” column.

d.	You should also be aware of the SEC’s position that the term MNPI relates not only to issuers but also to FLP’s securities recommendations and client securities holdings and transactions.

b)	Non-public Information

a.	Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet, a public filing with the SEC or some other government agency, or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

c)	Identifying and Proper Handling of MNPI

a.	Before executing any trade for yourself or accounts managed by FLP, you must determine whether you have had access to MNPI. If you think that you might have access to MNPI, you should take the following steps:

i.	Report the information immediately to the CCO;

ii.	Do not execute a trade related to the MNPI;

iii.	Do not communicate the information inside or outside FLP, other than to the CCO; and

iv.	After the CCO has reviewed the issue, FLP shall determine whether the information represents MNPI and establish a plan of action.

b.	This high degree of caution will protect you, our clients, and FLP.

d)	Contacts with Public Companies

a.	Contacts with public companies can represent an important part of our research

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efforts. FLP may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person becomes aware of MNPI. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, FLP must make a judgment as to its further conduct..

b.	Following a telephone call or meeting with corporate insiders, experts, or consultants during which MNPI was potentially revealed, an attendee must contact the CCO and provide any information required for the CCO to assess the potential MNPI, determine an appropriate action plan, and document the interaction. The CCO will review the information and decide whether any securities should be placed on FLP’s Restricted List.

e)	Tender Offers

a.	Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and Tipping while in the possession of MNPI regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Supervised Persons of FLP and others subject to this Code should exercise extreme caution any time they become aware of MNPI relating to a tender offer.

f)	Restricted List

a.	FLP does not typically receive confidential information from issuers of securities. If FLP receives such information it will take appropriate action to establish Restricted Lists in those securities.

b.	The CCO may place certain securities on a Restricted List for a variety of reasons. Securities issued by companies about which a number of Access Persons are expected to regularly have MNPI will generally be placed on the Restricted List.

c.	Access Persons are prohibited from personally, on behalf of a Covered Account or on behalf of a client account, purchasing or selling such securities during any period they are listed on the Restricted List, unless the transaction takes place as part of FLP’s strategy(ies) in which an Access Person is invested and over which transaction the Access Person has no influence or control.

VI.	PERSONAL SECURITIES TRANSACTIONS POLICY

a)	FLP has adopted the following principles governing personal investment activities by FLP’s Access Persons:

a.	The interests of client accounts will at all times be placed first;

b.	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of

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trust and responsibility;

c.	Front Running is strictly prohibited; and

d.	Access Persons must not take inappropriate advantage of their positions.

b)	Pre-Clearance Required for IPOs

a.	No Access Person shall acquire any Beneficial Ownership in any securities in an Initial Public Offering for a Covered Account without the prior written approval of the CCO, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved will be subject to continuous monitoring for possible future conflicts. In the case of partial fills, eligible client accounts will be filled before any Access Persons (on behalf of their Covered Accounts) are allowed to participate in an IPO being purchased through FLP.

c)	Pre-Clearance Required for Private or Limited Offerings

a.	No Access Person shall acquire Beneficial Ownership of any securities in a limited offering or private placement in a Covered Account without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. In case of partial fills, eligible client accounts will be filled before any Access Persons are allowed to participate in a private or a limited offering being purchased through FLP.

d)	Transacting in Securities Contained on the Restricted List

a.	No Access Person shall acquire Beneficial Ownership in a Covered Account of any Reportable Securities contained on FLP’s Restricted List unless such transactions occur by virtue of the Access Person’s allocation to an FLP strategy. Certain securities may be placed on a Restricted List because they fall below a capitalization threshold established by FLP in its Restricted List Policy. The threshold defined in the Policy, as well as the types of securities subject to the threshold, may be amended from time to time by FLP. FLP may place certain securities on a Restricted List for a variety of additional perceived risks and/or potential conflicts of interest. Any changes to the Restricted List will be promptly posted to Salesforce.

e)	Employee Compliance Procedures

a.	Initial Holdings Report

i.	Every Access Person must, no later than ten (10) days after the person becomes a(n) Access Person, file an initial holdings report through the Orion Compliance Platform (compliance.basiscode.net) containing the following information for any Reportable Security held in a Covered Account:

1.	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect Beneficial Interest ownership when the individual becomes an Access Person;

2.	the Covered Account name and the name of any broker, dealer, or

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bank, with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	the date that the report is submitted by the Access Person.

4.	The information submitted must be current as of a date no more than forty-five (45) days before the person became a(n) Access Person.

b.	Annual Holdings Report

i.	Every Access Person shall, by October 30 of each year, file an annual holdings report through the Orion Compliance Platform (compliance.basiscode.net) containing the same information required in the initial holdings report described above. The information submitted must be current as of a date no more than forty-five (45) days before the Annual Holdings Report is submitted.

c.	Quarterly Transaction Reports

i.	Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a Quarterly Transaction Report through the Orion Compliance Platform containing the following information for any transaction entered into during the previous quarter in a Reportable Security held in a Covered Account:

1.	the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Reportable Security;

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	the price of the Reportable Security at which the transaction was effected;

4.	the name of the broker, dealer or bank with or through whom the transaction was effected; and

5.	the date the report is submitted by the supervised person.

d.	Certifications

i.	From time to time, employees will be required to submit certain certifications through the Orion Compliance platform. Any due dates noted in those certifications must be complied with by all employees. The Compliance team typically sends out quarterly and annual certifications in conjunction with the quarterly and annual holdings reports that have similar deadlines and will send out ad hoc certifications when required by policy, regulation, or on an as-needed basis.

f)	Orion Compliance Process Regarding Covered Accounts

a.	Every Access Person is required to work with the Compliance team to ensure that all Covered Accounts that are able to be directly fed into the Orion Compliance Platform are appropriately set up. Including Covered Accounts in the Orion Compliance Platform streamlines both the reporting and review processes. Access Persons are required to monitor the direct feeds for their continued accuracy and should reach out to a member of the Compliance team should they notice any

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inconsistencies.

g)	Exempt Transactions

a.	A(n) Access Person need not submit a report with respect to:

i.	transactions effected for, securities held in, any account over which the Access Person has no direct or indirect influence or control and is not held in a Covered Account (e.g. accounts over which the Access Person has no investment discretion);

1.	the Access Person may be required to submit a Personal Securities Reporting Exemption form for each such account;

ii.	transactions effected pursuant to an Automatic Investment Plan, e.g., a dividend reinvestment plan; and

iii.	any transaction or holding report if FLP has only one Access Person, so long as FLP maintains records of the information otherwise required to be reported.

h)	Monitoring and Review of Personal Securities Transactions

a.	The CCO shall monitor and review all reports required under the Code for compliance with FLP’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures established by FLP. Any transactions for the CCO’s Covered Accounts shall be reviewed and approved by the President, or other designated individual. The CCO shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and shall inform such Access Persons of their reporting obligations.

i)	Training

a.	As appropriate, FLP will provide employees with periodic training regarding FLP’s Code and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

j)	General Sanction Guidelines

a.	It should be emphasized that all required filings and reports under FLP’s Code shall be monitored by the CCO . The CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial verbal or written warning, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

b.	These are guidelines only and FLP will apply an appropriate sanction depending upon the facts and circumstances of the violation, up to and including dismissal.

k)	Personal Securities Trading Limitations

a.	FLP’s fiduciary duty to clients and the obligation of all FLP employees to uphold those fundamental duties includes first and foremost the duty at all times to place the interests of our clients first. As such, FLP expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.

b.	Although FLP’s policy does not impose strict limitations as to the number of transactions an Access Person is permitted to execute during a defined timeframe, the scope and volume of personal trading by Access Persons shall be periodically

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assessed. FLP recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances FLP retains the discretionary authority to impose limitations on the personal trading activities of Access Persons.

c.	Furthermore and as part of FLP’s oversight and monitoring of personal trading by Access Persons, FLP may impose heightened supervision and or trading restrictions on an Access Person if it believes that such actions are warranted.

d.	Any questions concerning this policy should be directed to the CCO or other member of the Compliance team.

l)	Interns

a.	FLP may employ interns from time to time on a short-term basis. All interns, while working at FLP, are prohibited from engaging in any Reportable Securities or Reportable Funds transactions for their own account. Interns will be required to certify to this. Additionally, they will be asked to certify that they have complied with this restriction at the conclusion of their internship.

VII.	SERVICE AS AN OFFICER OR DIRECTOR

No Supervised Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO based upon a determination that any such board service or officer position would be consistent with the interest of FLP’s clients.

VIII.	GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. The gift reporting requirements are for the purpose of helping FLP monitor the activities of its Supervised Persons. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code or Manual. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult with the CCO. FLP has adopted the policies set forth below to guide Supervised Persons in this area.

a)	Policy

a.	Giving, receiving or soliciting gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest;

b.	no Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of FLP (a “G&E Entity”);

c.	Supervised Persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving FLP, or that others might reasonably believe would influence those decisions;

d.	modest gifts, entertainment and favors, (below the $250 stated threshold described below) which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and

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conforms to generally accepted business practices also is permissible; and

e.	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

b)	Reporting Requirements

a.	Accepting Gifts or Entertainment

i.	If any Supervised Person accepts, directly or indirectly, anything of value from aa G&E Entity, including gifts and entertainment must obtain consent from the CCO before accepting such gift or entertainment.

b.	Providing Gifts or Entertainment

i.	If any Supervised Person provides or offers to provide any gift or entertainment to a G&E Entity, they must obtain pre-approval from the CCO.

c.	De Minimis Exemption

i.	Any gifts or entertainment with a value of less than $250 per annum that is provided to or received from any a G&E Entity is considered de minimis and not subject to the pre-approval requirements. Employees must still report information on these interactions through the gift and entertainment form.

d.	Bona Fide Dining and Entertainment Exemption

i.	These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Supervised Person is accompanied by, or accompanies, the person or representative of the G&E Entity.

IX.	ANTI-CORRUPTION PRACTICES

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”). Both these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

a)	Policy

a.	Every Supervised Person has a responsibility for knowing and following FLP’s policies and procedures. Every Supervised Person in a supervisory role is also responsible for those individuals under his/her supervision.

b.	Recognizing our shared commitment to our clients, all Supervised Persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any Supervised Person puts FLP and FLP’s personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all Supervised Persons are not only expected to, but are required to promptly report their concerns about potentially illegal

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conduct as well as violations of the FLP’s policies to a member of FLP’s senior management and/or the CCO.

c.	Because of regulatory implications, Supervised Persons are prohibited from providing anything of value to a foreign government official without first obtaining approval from the CCO or a member of senior management.

d.	Supervised Persons are prohibited from making or facilitating any such payments.

e.	No Supervised Persons shall suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.

f.	Supervised Persons should contact the CCO directly with any questions concerning FLP’s practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

g.	Internal reports shall be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel.

h.	Supervised Persons are required to promptly report to the CCO or other designated officer any incident or perceived incident of bribery, consistent with FLP’s Whistleblower reporting procedures; such reports shall be investigated and handled promptly and discretely.

i.	Violations of FLP’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

X.	WHISTLEBLOWER POLICY

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our Firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all of FLP’s Supervised Persons show FLP’s unwavering intent to place the interests of clients ahead of FLP, our management, and staff. Every employee has a responsibility for knowing and following FLP’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under their supervision. FLP’s President or a similarly designated officer, has overall supervisory responsibility. Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders, and one another. Improper conduct on the part of any employee puts FLP and FLP’s personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to, report their concerns about potentially illegal conduct as well as violations of FLP’s policies.

a)	Reporting Potential Misconduct

a.	To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at FLP (whether by a Supervised Person or other party) confidentially and without retaliation.

b.	FLP’s Whistleblower Policy covers the treatment of all concerns relating to

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suspected illegal activity or potential misconduct.

c.	Reports of violations or suspected violations must be reported to the CCO or, provided the CCO also receives such reports, to other designated members of senior management. Supervised Persons may report suspected improper activity by the CCO to the Firm’s other senior management.

b)	Responsibility of the Whistleblower

a.	A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

c)	Handling of Reported Improper Activity

a.	FLP shall take seriously any report regarding a potential violation of FLP’s policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. FLP will appropriately manage all reported concerns or suspicions of improper activity in a timely and professional manner, maintaining confidentiality to the greatest extent feasible and without retaliation.

b.	In order to protect the confidentiality of the individual submitting such a report and to enable FLP to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

d)	Communicating Directly with Regulators

a.	Although FLP encourages its Supervised Persons or former Supervised Persons to report any violations internally so that they can be addressed quickly and effectively, nothing in this Code, FLP’s Compliance Manual or any other documents should be construed to prohibit Supervised Persons or former Supervised Persons from voluntarily communicating with the SEC or other authorities regarding possible violations of law or from recovering an SEC whistleblower award. No restrictive employment agreements, covenants or severance agreements should be construed to in any way impede a Supervised Person’s or former Supervised Person’s right to contact the SEC or other authorities.

e)	No Retaliation Policy

a.	FLP’s policy is that no Supervised Person who submits a complaint made in good faith, either internally or to a regulatory authority, will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint should report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

f)	Reporting Violations and Sanctions

a.	All Supervised Persons shall promptly report to the CCO or, provided the CCO

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also receives such reports, to an alternate designee, all apparent or potential violations of the Code, FLP’s Compliance Manual, or the federal securities laws. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.

b.	The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

c.	Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

XI.	RECORDS

a)	The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

a.	a copy of any Code adopted by FLP pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

b.	a record of any violation of FLP’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

c.	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of FLP;

d.	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports during the past five years;

e.	a list of all persons who are, or within the preceding five years have been, Access Persons; and

f.	a record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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